Exhibit 10.2

AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (the “Amendment”), dated as of October 13, 2015, is entered into by and between Vringo, Inc., a Delaware corporation (the “Company”), and Andrew D. Perlman (the “Executive”), for purposes of amending the terms of that certain Employment Agreement dated February 13, 2013, as amended on August 20, 2015 (the “Agreement”).

WHEREAS, the Company and Executive desire to extend the expiration date of the Agreement and amend the bonus and incentive compensation provision by amending certain terms of the Agreement as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties amend the Agreement and agree as follows:

1. All capitalized terms not defined herein shall have the same meaning ascribed to them in the Agreement.

2. The following shall replace the first sentence of Section 2 of the Agreement:

“The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending on December 31, 2017, unless sooner terminated in accordance with the provisions of Section 9 below (such period is the "Employment Period").”

3. The following shall be added as the second sentence of Section 5 of the Agreement:

“On or before March 15, 2016, the Compensation Committee shall establish a bonus plan for the Executive to be eligible to receive an annual performance bonus (the “Annual Bonus”) for fiscal year 2015 and future years, based on Executive’s achievement of individual and/or corporate goals to be negotiated in good faith and agreed to in writing by Executive and the Compensation Committee. The amount, if any, of the Annual Bonus shall be determined by the Compensation Committee in its sole discretion based upon achievement of the goals, and shall be paid to Executive following the close of the fiscal year to which it relates, and in no event later than March 15th of the calendar year immediately following the calendar year in which it was earned.  Executive must be employed by Company on the date of payment in order to be eligible for, and to be deemed as having earned, such Annual Bonus.”

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4. Executive acknowledges that this Amendment, the execution thereof, and any communications or negotiations between Executive and the Company related to this Amendment or otherwise, do not constitute a Good Reason termination (as defined in the Agreement) under the Agreement.

5. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

6. This Amendment may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

VRINGO, INC.

By:	/s/ John Engelman
Name:	John Engelman
Title:	Chair of the Compensation Committee of the Board of Directors

/s/ Andrew D. Perlman
Andrew D. Perlman

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